                                                                                                                     SHARE PURCHASE AGREEMENT

This Share Purchase Agreement ("Agreement") is entered into as of March 9, 2012 by and between:

Cannabis Science Inc. ("Buyer"), a Nevada corporation.

And

Cannabis Consulting Inc. ("Seller"), a Nevada corporation.

RECITALS

A.                Seller desires to sell, assign, transfer and convey to the Buyer all of the Seller’s shares, rights, titles, and interest in and to its Cannabis Consulting Inc. (the "Assets").

B.                 Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller, the Seller’s Assets with all liabilities or obligations or encumbrances attached to the Seller’s Assets.

C.                 Exhibit A to be provided according to the Sellers Assets as listed but not limited to the list below (“Assets”):

a.       Website

b.      Client Base

c.       All Capital Assets

d.      All Hardware and Software

e.       Intellectual Property

f.       Internal Systems

g.      All contracted rights, properties, patents, trademarks, and distribution rights and agreements pertaining to its Cannabis Consulting Inc.

h.      Robert Kane Partners – Consulting firm that has NO affiliation with Medical Cannabis Industry for projects kept separated.

i.        Kaneabis   - Boutique consulting firm with a niche in the Medical Cannabis Industry with the mission to ‘establish the medical cannabis industry as a viable investment alternative for all investors’

j.        Kaneabis Fund

k.      Kanaebis Report

l.        Kaneabis Radio

m.   All website properties www.robertkanepartners.com www.kaneabis.com www.medicalcannabisindex.com www.mynewsletterbuilder.com (kaneabis, smackdog)

D.    The Buyer shall assume all liabilities and obligations with respect to the Seller’s Assets. As listed on Exhibit B attached hereto:

AGREEMENT

The parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms and variations on them have the meanings specified in this Section 1:

"Assets" is defined as all tangible and intangible assets of the business of the Seller at Closing and as represented in Exhibit A of this Agreement, excluding undisclosed liabilities.

"Buyer" is defined in the first paragraph of this Agreement.

"Buyer Shares" means one million (1,000,000) newly issued Rule 144 restricted common shares of Buyer common stock, par value $0.001 per share.

"Closing" means the consummation and completion of the purchase and sale of the Shares.

"Closing Date" means the date on which the Closing actually takes place that shall occur on or before March 30, 2012 unless mutually agreed to extend by both parties.

"Consent" means any approval, consent, ratification, waiver or other authorization.

"Contemplated Transactions" means all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Shares, the performance by the parties of their other obligations under this Agreement.

"Contract" means any contract, agreement, commitment, understanding, lease, license, franchise, warranty, guaranty, mortgage, note, bond or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding.

"Contravene" -- an act or omission would "Contravene" something if, as the context requires:

(a)        the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it, or constitute a default under it;

(b)        the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

(c)        the act or omission would result in the creation of an Encumbrance on the Assets.

"Encumbrance" means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal or similar restriction.

"Financial Statements" is defined in Section 3.4.

"GAAP" means generally accepted accounting principles for financial reporting in the United States.

"Governing Document" means any charter, Sections, bylaws, certificate, statement, statutes or similar document adopted, filed or registered in connection with the creation, formation or organization of an entity, and any Contract among all equityholders, partners or members of an entity.

"Governmental Authorization" means any Consent, license, permit or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

"Governmental Body" means any (a)nation, region, state, county, city, town, village, district or other jurisdiction, (b)federal, state, local, municipal, foreign or other government, (c)governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d)multinational organization, (e)body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (f)official of any of the foregoing.

"Knowledge" means, with respect to Seller, the actual knowledge after reasonable investigation of Seller or of its officers or senior managerial employees.

"Law" means any constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law, principle of common law or notice of any Governmental Body.

"Liabilities" includes liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a financial statement prepared in accordance with GAAP.

"Name and Brand" shall mean the Seller’s name, logo, brand, image and other commercial or marketing materials that identify and establish identity for the company.

"Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator and any Contract with any Governmental Body pertaining to compliance with Law.

"Ordinary Course of Business" refers to actions taken in the Seller’s normal operation, consistent with its past practice and having no material adverse effect on the financial or other condition, results of operations, assets, liabilities, equity, business or prospects of the Assets.

"Person" refers to an individual or an entity, including a corporation, share company, limited liability company, partnership, trust, association, Governmental Body or any other body with legal personality separate from its equityholders or members.

"Proceeding" means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Purchase Price" is defined in Section 2.2.

"Securities Act" means the Securities Act of 1933.

"Securities Exchange Act" means the Securities Exchange Act of 1934.

"Seller Release" is defined in Section 2.4(a)(ii).

"Seller" is defined in the first paragraph of this Agreement.

"Seller's Disclosure Schedule" means the disclosure schedule delivered pursuant to Section 3 by Seller to Buyer concurrently with the execution of the Agreement.

"Shares" is defined as all issued and outstanding common or preferred shares of the Seller.

ARTICLE 2
SALE AND TRANSFER OF SHARES; CLOSING

2.1              SHARES

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase and acquire the Assets from Seller.

2.2              PURCHASE PRICE

(a)                The parties agree that on or prior to the Closing Date, the Buyer shall pay the Seller and or its assigns the following:

i.                    Amount of two hundred fifty thousand (250,000) free trading shares.

ii.                  One million restricted shares (1,000,000) in the Buyer’s company.

2.3              CLOSING

The Closing will take place at the offices of Seller, at 10:00 a.m. (local time) on the date that is two business days following the satisfaction or waiver of each of the conditions set forth in Sections 5 and 6, The Closing shall be no later than 2 days after the execution of this document.

2.4              CLOSING DELIVERIES

At the Closing:

(a)                Seller will deliver to Buyer:

(i)                 Bill of Sale duly endorsed (or accompanied by duly executed Power of Attorney);

(ii)               a release in the form of Exhibit 2.4(a)(ii) executed by Seller (the "Seller Release");

(iii)             a certificate executed by Seller as to the accuracy of Seller's representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 6.1 and as to their compliance with and performance of its covenants and obligations to be performed or complied on or before the Closing Date in accordance with Section 6

(b)               Buyer will deliver:

(i)                 Stock certificates representing the Buyer Shares;

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that:

3.1              ORGANIZATION AND GOOD STANDING

The Assets are those described in Exhibit A attached hereto.

ENFORCEABILITY; NO CONFLICT

(a)                Seller has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement.  Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes the legal, valid and binding obligation of Seller and the Company, enforceable against Seller and the Company in accordance with its terms.

(b)               Seller and the Company are not and will not be required to give any notice to any Person or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(c)                Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will directly or indirectly (with or without notice or lapse of time) (i) Contravene any provision of the Governing Documents of the Assets, (ii) Contravene any Assets Contract, Governmental Authorization, Law or Order to which Assets or Seller, or any of the assets owned or used by the Assets, may be subject, or (iii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Assets.

3.2              CAPITALIZATION AND OWNERSHIP

3.3              Seller is the Registered owner of the “Assets”.

3.4              FINANCIAL STATEMENTS

There will be no liabilities owed to Seller or Seller’s family.

3.5              NO UNDISCLOSED LIABILITIES

The Assets have no undisclosed Liabilities.

3.6       CONTRACTS; NO DEFAULTS

(a)                Section 3.6of Seller's Disclosure Schedule contains an accurate and complete list of:

(i)                 each Seller Contract that involves performance of services or delivery of goods or materials by the Seller of an amount or value in excess of $10,000;

(ii)               each Seller Contract that involves performance of services for or delivery of goods or materials to the Seller of an amount or value in excess of $10,000; and

(iii)             each Seller Contract that was not entered into in the Ordinary Course of Business and that involves the expenditure or receipt by the Seller of an amount or value in excess of $1,000.

3.7       LEGAL PROCEEDINGS; ORDERS

(b)               There exists no pending Proceedings (i) by or against the Seller or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Seller or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.  To Seller's Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)                There exists no pending Order to which the Seller, or any of the assets owned or used by the Seller, is or has been subject.

3.8              SECURITIES LAW MATTERS

NONE

3.9              BROKERS OR FINDERS

Seller has not incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

4.1              ORGANIZATION

Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

4.2              ENFORCEABILITY; NO CONFLICT

(a)                Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate action of Buyer.  Assuming the execution and delivery of this Agreement by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

(b)               Buyer is not and will not be required to obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(c)                Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to (i) any provision of Buyer's Governing Documents, (ii) any resolution adopted by the board of directors or the stockholders of Buyer, (iii) any Law, Order or Governmental Authorization to which Buyer may be subject or (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

4.3              BROKERS OR FINDERS

Buyer has not incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

ARTICLE 5
COVENANTS OF THE PARTIES BEFORE CLOSING

5.1              ACCESS AND INVESTIGATION

Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Buyer, Seller will, and will cause the Assets to, (a) afford Buyer full and free access to Seller’s personnel, properties, Contracts, books and records, and other documents and data, (b) furnish such Persons with copies of all such Contracts, books and records, and other documents and data as Buyer may reasonably request, and (c) furnish such Persons with such additional financial, operating and other data and information as Buyer may reasonably request.

5.2              OPERATION OF THE BUSINESS OF THE SELLER

Between the date of this Agreement and the Closing Date, Seller will, and will cause the Seller to, (a) conduct its business only in the Ordinary Course of Business, (b) use their Best Efforts to preserve intact the current business organization of the Seller, keep available the services of the current officers, employees and agents of the Seller, and maintain relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Seller, (c) confer with Buyer concerning operational matters of a material nature and (d) otherwise report periodically to Buyer concerning the status of the business, operations and finances of the Seller.

5.3              SHAREHOLDER APPROVAL

Buyer acknowledges that it does not require shareholder approval to consummate this Agreement.

ARTICLE 6
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1              ACCURACY OF REPRESENTATIONS

All of Seller's representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if then made.

6.2              SELLERS’ PERFORMANCE

All of the covenants and obligations that Seller is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects.

6.3              STOCKHOLDER APPROVAL

None Required

ARTICLE 7
CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

7.1              ACCURACY OF REPRESENTATIONS

All of Buyer's representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made.

7.2              BUYER’S PERFORMANCE

The Buyer agrees to contract Seller personnel in accordance with this Agreement as follows:

(a)                Cannabis Consulting Inc. shall immediately upon Closing be appointed to serve as Managing Consultant of the Buyer to oversee all matters pertaining to the general operation of the Cannabis Consulting Inc. presented under the Seller’s Assets.

(b)        The Buyer intends to change the name of the brand to Cannabis Science after the Closing of this Agreement and that all future business and operations of the Assets shall be conducted under the same.

(c)        All of the covenants and obligations that the Buyer is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been performed and complied with in all material respects.

ARTICLE 8
TERMINATION

8.1              TERMINATION EVENTS

Subject to Section 8.2, this Agreement may, by notice given before or at the Closing, be terminated:

(a)                by mutual consent of Buyer and Seller;

(b)               by Buyer if the satisfaction of any condition in Section 6 is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition;

(c)                by Seller if the satisfaction of any condition in Section 7 is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition; and

(d)               by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 30, 2012 or such later date as Buyer and Seller may agree upon.

8.2              EFFECT OF TERMINATION

Each party's right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of any other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE 9
INDEMNIFICATION; REMEDIES

9.1              SURVIVAL

All representations, warranties, covenants and obligations in this Agreement, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions.

ARTICLE 10
GENERAL PROVISIONS

10.1          EXPENSES

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives.

10.2          FURTHER ACTIONS

Upon the request of any party to this Agreement, the other parties will (a) furnish to the requesting party any additional information, (b) execute and deliver, at their own expense, any other documents and (c) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the Contemplated Transactions.

10.3          ENTIRE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the parties with respect to its subject matter a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented or otherwise modified except in a written document executed by the party against whose interest the modification will operate.

10.4          NOTICES

All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below:

If to Buyer:                             Cannabis Science Inc.

                                                6946 North Academy Blvd Suite B #254,

                                                Colorado Springs, Colorado 80918

                                                Attention: Dr. Robert Melamede (“Buyer”)

If to Seller:                              Cannabis Consulting Inc.

809 Thomae Avenue

Bound Brook, NJ 08805

                                                Attention: Robert Kane (“Seller”)

10.5          CONFIDENTIALITY

Unless otherwise agreed to by Seller, the Buyer shall make no public announcement or other disclosure in any way relating to this proposed transaction to any person including, but not limited to, clients, service contract holders and Buyer’s employees and suppliers.

10.6          ENFORCEABILITY

Notwithstanding anything to the contrary set forth herein, the Seller’s obligation to consummate the transaction described herein shall be subject to (i) negotiation of acceptable documentation, (ii) approval of the transaction by its Board of Directors and (iii) satisfactory completion of its due diligence as described herein.

10.7          WAIVER

Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, no party will be deemed to have waived any of its rights or privilege under this Agreement or the documents referred to in this Agreement unless the waiver is in writing and no waiver given by a party will be applicable except in the specific instance for which it is given.

10.8          MODIFICATION

This Agreement may not be amended except by written agreement executed by the party to be charged with the amendment.

10.9          ASSIGNMENTS, SUCCESSORS, AND THIRD-PARTY RIGHTS

Neither party may assign any of its rights under this Agreement without the prior written consent of the other party, other than a wholly owned (direct or indirect) Related Person that affirms in writing that it will be bound to the representations, warranties, and obligations of Buyer under this Agreement as if it signed the Agreement as the original signatory Buyer (with such factual changes, such as jurisdiction of organization, as reasonably may be required). Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

10.10      SEVERABILITY

If a court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.11      SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.12      GOVERNING LAW

This Agreement will be governed by and construed under the laws of Nevada without regard to conflicts of laws principles that would require the application of any other law.

10.13      COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute the same agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

Cannabis Science Inc.

Per:    /s/ Robert Melamede

_____________________________________

Dr. Robert Melamede (“Buyer”), President

Cannabis Consulting Inc.

Per:     /s/  Robert Kane

_____________________________________

Robert Kane (“Seller”), President

SELLER’S Service List

Business Models are:

Cannabis Consulting Inc.

Menu of Services

Business plans

      Start- up Plans- $500      Referral Fee is $100   30 – 60 days    14-18 pages  (contains summaries of all topics and financials)

      Investor Ready Plans$2250   Referral Fee is $500   60-90 days   30-40 pages(contains details of all topics and detailed financials including Profit & Loss Statement, Cash Flow Statement, and Balance Sheet)

      Institutional Business Plans$7800  Referral Fee is $1200   90 -180 days   70- 120 pages (contains internal research that we conduct on all topics and financials)

Sales Consulting

      Signature Fee - $1200   Referral  - $300

      monthly retainer $500 beginning 3rd month  Referral $100

      25% commission on our direct sales

      5% override of sales team

      30 Days to Create Sales Plan. Plan includes hiring , training, implementation, and ongoing management of sales program.

Investor Relations

      Signature Fee - $4000   Referral $500

      Monthly Retainer - $4000  Referral $500

      Stock Compensation Plan – to be negotiated

Advisory Services

      Signature Fee - $500  Referral $100

      Monthly Retainer - $500  Referral $100

Website

      Signature Fee - $500 Referral $100

      $100 /hr.  (10 - 25hrs, depending on design requirements

Viral & Social Marketing

      Signature Fee - $500 Referral $100

      Monthly Retainer $500  Referral $100

Additional Services Include

      Appraisals   -Signature Fee $3000   Referral Fee  - $500

      Mergers  Signature Fee - $1200 + $100/ hr. Estimated 25-100 hrs.    Referral Fee  - $300 Acquisitions Signature Fee - $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Business Listing Directory   $150 month    Referral  Fee - $25

      Investor Listing Directory $150 month      Referral Fee - $25

      One Sheet Flyer $150 One Time Fee   Referral Fee _ $25 One Time

      Seminars $1200 + $100/ hr. Estimated 15-25  hrs. Referral Fee  - $300

      Marketing/Advertising/PR Plans   $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Sales Consulting  $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Grow Consulting $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Full Business Security  $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Licensed Infusion Laboratories $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Document Preparation $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Management Consulting  $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Adult Education  $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Dispensary Reviews $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Group Management  $1200 + $100/ hr. Estimated 25-100 hrs. Referral Fee  - $300

      Training   $1200 + $100 per employee   Referral Fee - $250 + $25 per employee

      Policies and Procedures Manuals $1200  Referral Fee  - $250

      Employee Handbooks $1200     Referral Fee  - $250

o   We have    THE KANEABIS FUND     $50 million private equity – fund giving investor exposure to the medical cannabis industry, vertically integrated, with leading ancillary business models in the seed to sale process.

o   We have THE Kaneabis Report    Subscription Based Publication    illustrating   The Cannabis Industry Thru The Eyes of A Financial Professional

o   Catalog of over 5000 names for marketing and networking.

o   Done approx. 50 Business Plans over last two years

o   Relationships with Top Professionals in Industry on a cell phone basis.

o   Business Manager for Greta Gaines and Cannibuzz